October 9, 2018

QuantmRE, Inc.

2090 N. Kolb Road Suite 120

Tucson, AZ 85715

Ladies and Gentlemen:

We have acted as counsel to QuantmRE, Inc., a Delaware corporation (the “Company”), in connection with the Offering Statement on Form 1-A (the “Offering Statement”) being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and Regulation A thereunder. The Offering Statement relates to the issuance and sale by the Company of up to $50,000,000 of EQRE Tokens (the “Tokens”), which represent shares of the Company’s Series T Preferred Stock.

As such counsel, we have examined such documents and such matters of fact and law that we have deemed necessary for the purpose of rendering the opinion set forth herein. As to questions of fact material to this opinion, we have relied on certificates or comparable documents of public officials and of officers and representatives of the Company. In rendering the opinion expressed below, we have assumed without verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Tokens have been duly authorized and, when the Tokens have been duly issued and delivered against payment therefore in accordance with the terms of the Subscription Agreement, the Tokens will be validly issued, and purchasers of the Tokens will have no obligation to make payments to the Company or its creditors (other than the purchase price for the Tokens) or contributions to the Company or its creditors solely by reason of the purchasers’ ownership of the Tokens.

Our opinion that any document is legal, valid and binding is qualified as to:

(a)            limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other laws relating to or affecting the rights of creditors generally;

(b)            rights to indemnification and contribution, which may be limited by applicable law or equitable principles; and

(c)            general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief and limitation of rights of acceleration, regardless of whether such enforceability is considered in a proceeding in equity or at law.

This opinion is limited to Delaware General Corporation Law and excludes Federal laws and any state blue sky securities law matters.

We hereby consent to the filing of this opinion letter as Exhibit 12.1 to the Offering Circular included in the Offering Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose

299 S. Main Street, Suite 1300, Salt Lake City, Utah 84111 | Phone: 801.534.4435 | Fax: 801.494.5515

consent is required under Section 7 of the Securities Act.  We consent to the reference to Carman Lehnhof Israelsen, LLP under the caption “Legal Matters” in the Offering Statement.

This opinion letter is given as of the date hereof, and we express no opinion as to the effect of subsequent events or changes in law occurring or becoming effective after the date hereof.  We assume no obligation to update this opinion letter or otherwise advise you with respect to any facts or circumstances or changes in law that may hereafter occur or come to our attention (even though the change may affect the legal conclusions stated in this opinion letter).

Respectfully submitted,

/s/ Carman Lehnhof Israelsen, LP

CARMAN LEHNHOF ISRAELSEN, LP

299 S. Main Street, Suite 1300, Salt Lake City, Utah 84111 | Phone: 801.534.4435 | Fax: 801.494.5515